Exhibit 99.2

{Corporate Logo}

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Brandi Piacente
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email: brandi@tpg-ir.com

MEADE INSTRUMENTS ANNOUNCES FURTHER RESTRUCTURING
- Q3 ACTIONS EXPECTED TO SAVE $10 MILLION ANNUALLY -

IRVINE, Calif. — November 1, 2007 — Meade Instruments Corp. (Nasdaq NM: MEAD), a leading designer and manufacturer of optical products, including telescopes, riflescopes, binoculars and microscopes, today announced that it has taken further steps to reduce its cost structure and accelerate its turnaround strategy.

The Company has undertaken a plan to reduce the number of SKUs (i.e. variations) on its high-end telescope products to improve efficiency and profitability, and it will transfer manufacturing and assembly of all high-end telescopes from its manufacturing operations in Irvine, California to lower cost locations.  Production of the Company’s remaining high-end telescope SKUs will be manufactured and assembled in the Company’s current production operation in Mexico or by its contract manufacturing partners in China.  The Company expects that the manufacturing operations in Irvine, California will be closed during the fourth fiscal quarter ended February 28, 2008.  The Company further expects that its Mexico operations will be manufacturing certain higher-volume of the remaining SKUs during the fourth quarter of fiscal 2008 and it has developed a timeline for adding new SKUs to production during the first and second quarters of fiscal 2009.

In connection with the closure of the Irvine, California production operations, and in combination with the headcount reductions previously announced during the third quarter of fiscal 2008, the Company is reducing its U.S. employee base by 60%, or approximately 120 employees.   These employees consist primarily of manufacturing, selling and administrative personnel.  The combination of these headcount reductions along with other expense reductions initiated in the third quarter are expected to save the Company approximately $10 million annually, net of additional headcount costs in Mexico.

The Company expects to incur total cash restructuring charges of approximately $0.5 million related to severance costs for headcount reductions initiated in the third quarter, which will primarily be paid during the third and fourth quarters of fiscal 2008.  In addition, the Company is currently analyzing its inventory position and other long-term assets in light of the SKU reduction and any resulting non-cash write-downs are also expected to be included in its third fiscal quarter results.

“We previously announced that we would be following a parallel path and would continue with the restructuring of the Company in addition to evaluating strategic alternatives,” commented Steve Muellner, President and Chief Executive Officer of Meade.  “This latest action demonstrates management’s continued commitment to delivering value to our shareholders via the turnaround plan.  We believe that transferring the remainder of our manufacturing operations to lower-cost areas will enable the Company to compete more effectively with its competitors and at the same time enhance gross and operating margins.”

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position, including, without limitation, the Company’s expectation that its Irvine, California manufacturing operations will be closed by the end of fourth fiscal quarter ended February 28, 2008; the Company’s expectation that it will begin manufacturing high-volume telescope products during the fourth fiscal quarter of 2008 and adding additional SKUs to production in fiscal 2009; the Company’s expectation that it will realize approximately $10 million in net cost savings resulting from the restructuring activities and that charge incurred will be $0.5 million; the Company’s expectation that any inventory or other write-downs will occur will be recorded in the third quarter of fiscal 2008;  and the Company’s expectation that the restructuring will allow it to compete more effectively with its competitors while also delivering enhanced gross and operating margins.  Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s ability to execute on its restructuring initiatives and the potential need for further restructuring activities; the Company’s ability to move its manufacturing operations out of California without meaningful disruption to its supply chain and relationships with customers of those products; the Company’s ability to operate with a significantly reduced headcount; as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.